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                                                                    EXHIBIT 3.1


                                     FORM OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           CROWN MEDIA HOLDINGS, INC.


    (Pursuant to Section 245 of the General Corporation Law of the State of
                                   Delaware)


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                  Crown Media Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  1. That the present name of the Corporation is Crown Media Holdings, Inc.

                  2. That the Certificate of Incorporation (as amended, the "Certificate of Incorporation") of the Corporation was originally filed in the office of the Secretary of State of the State of Delaware on December 15, 1999.

                  3. That the text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

                                    ARTICLE I

                  The name of the corporation (which is hereinafter referred to as the "Corporation") is:

                           CROWN MEDIA HOLDINGS, INC.

                                   ARTICLE II

                  The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.



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                                   ARTICLE IV

                                  CAPITAL STOCK

                  The Corporation shall have the authority to issue 150,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), 120,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), and 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the corporation entitled to vote, irrespective of Del. Code Ann. tit. 8, Section 242(b)(2).

                  A statement of the designations of each class and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:

         Section 4.1  Class A Common Stock

                  (a) Dividends. The holders of the Class A Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, such dividends if, as and when declared from time to time by the Board of Directors. In the event that such dividend is paid in the form of shares of Common Stock, holders of Class A Common Stock shall receive Class A Common Stock and holders of Class B Common Stock shall receive Class B Common Stock.

                  (b) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class A Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

                  (c) Voting. Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of Class A Common Stock and the holders of Class B Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

         Section 4.2  Class B Common Stock

                  (a) Dividends. The holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Class A Common Stock, such dividends if, as and when declared from time to time by the Board of Directors. In the event that such dividend is paid in the form of shares of Common Stock, holders of Class A Common Stock shall receive Class A Common Stock and holders of Class B Common Stock shall receive Class B Common Stock.


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                  (b) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Class A Common Stock, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

                  (c) Voting. Each holder of Class B Common Stock shall be entitled to ten votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of Class A Common Stock and the holders of Class B Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

                  (d) Conversion.

                      (1) Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time.

                      (2) Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon any sale, pledge, conveyance, hypothecation, assignment or other transfer (a "Transfer") of such share, whether or not for value, by the registered holder thereof, other than any such Transfer by such holder to a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); provided that, notwithstanding the foregoing, (A) any Transfer by the registered holder to any Affiliate (as defined below) of such holder shall not result in such conversion until such time that such Affiliate is no longer an Affiliate of Hallmark Cards, Incorporated or (B) any bona fide pledge by the holder to any financial institution in connection with a borrowing shall not result in such conversion, provided that any subsequent Transfer by the pledgor to a person other than an Affiliate of such registered holder shall be subject to automatic conversion upon the terms and conditions set forth herein. For purposes of this Section 4.2(d), "Affiliate" of a holder shall mean any partnership, corporation, trust, unincorporated organization, or other entity or organization (each, a "Person"), directly or indirectly controlling or controlled by or under direct or indirect common control with such holder at the time of such Transfer. "Control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person.

                      (3) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock.


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                      (4) If any shares of Class B Common Stock shall be
converted pursuant to Section 4.2(d) of this Article IV, the shares so converted shall be retired and cancelled.

         Section 4.3 Other Matters Affecting Stockholders of Class A Common Stock and Class B Common Stock

                  In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock or Class B Common Stock unless the shares of Class A Common Stock and Class B Common Stock at the time outstanding are treated equally and identically, except that such dividends or stock splits or combinations shall be made in respect of shares of Class A Common Stock and Class B Common Stock in the form of shares of Class A Common Stock or Class B Common Stock, respectively.

         Section 4.4  Preferred Stock

                  The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                  (a) The number of shares constituting that series and the distinctive designation of that series;

                  (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                  (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;


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                  (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

                  (h) Any other relative rights, preferences and limitations of that series.

                  Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

                  If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

                                    ARTICLE V

                  CONDUCT OF CERTAIN AFFAIRS OF THE CORPORATION

         Section 5.1 In anticipation of the possibility that the Corporation and Hallmark (as defined below) may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Hallmark (including possible service of officers and directors of Hallmark as officers and directors of the Corporation), the provisions of this Article V are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Hallmark and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

         Section 5.2 Hallmark shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation, and neither Hallmark nor any officer or director thereof (except as provided in Section 5.3 below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Hallmark. In the event that Hallmark acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Hallmark and the Corporation, Hallmark shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Hallmark pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

         Section 5.3 In the event that a director or officer of the Corporation who is also a director or officer of Hallmark acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Hallmark, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or



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officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

                  (a) A corporate opportunity offered to any person who is an officer of the Corporation, and who is also a director but not an officer of Hallmark, shall belong to the Corporation;

                  (b) A corporate opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of Hallmark shall belong to the Corporation if such opportunity is expressly offered to such person in his or her capacity as a director of the Corporation, and otherwise shall belong to Hallmark; and

                  (c) A corporate opportunity offered to any person who is an officer of both the Corporation and Hallmark shall belong to the Corporation if such opportunity is expressly offered to such person in his or her capacity as an officer of the Corporation, and otherwise shall belong to Hallmark.

         Section 5.4 Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article V.

         Section 5.5 For purposes of this Article V only:

                  (a) A director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the By-Laws of the Corporation), unless such person is a full-time employee of the Corporation; and

                  (b) The term "Corporation" shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests. The term "Hallmark" shall mean Hallmark Cards, Incorporated, a Missouri corporation, and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation, as defined in accordance with this paragraph) in which Hallmark beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

         Section 5.6 Anything in this Certificate of Incorporation to the contrary notwithstanding, the foregoing provisions of this Article V shall expire and have no further force and effect on the date that Hallmark ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors and no person who is a director or officer of the Corporation is also a director or officer of Hallmark. Neither the alteration, amendment, expiration or repeal of this Article V nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article V shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this
Article V, would accrue or arise, prior to such alteration, amendment, expiration, repeal or adoption.



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                                   ARTICLE VI

                                     BY-LAWS

                  The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation, but the stockholders may make additional By-Laws and may alter or repeal any By-Law whether adopted by them or otherwise. No By-Law of the Corporation may be inconsistent with, limit in any way, or conflict with any of the provisions of this Certificate of Incorporation.

                                   ARTICLE VII

                              ELECTION OF DIRECTORS

                  Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.

                                  ARTICLE VIII

                          INDEMNIFICATION OF DIRECTORS

                  Each person who is or was a director or officer of the Corporation, or each such person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the By-Laws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article VIII. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

                                   ARTICLE IX

                             LIABILITY OF DIRECTORS

                  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal. The



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liability of a director shall be further eliminated or limited to the full extent permitted by Delaware law, as it may hereafter be amended.

                                    ARTICLE X

                      STOCKHOLDER ACTION BY WRITTEN CONSENT

                  Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, however, that on and after the date on which Hallmark and its affiliates cease to beneficially own 50% or more of the total voting power of all classes of capital stock entitled to vote in the election of directors, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

                                   ARTICLE XI

                                   AMENDMENTS

                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XII

                                 REORGANIZATION

                  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.




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                                    * * * * *

                  4. That this Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 and 245 of the General Corporation Law of Delaware and was duly adopted by vote of the stockholders of the Corporation in accordance with the provisions of Section 228 and 242 of the General Corporation Law of Delaware

                  IN WITNESS WHEREOF, the undersigned hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Amended and Restated Certificate of Incorporation this _____ day of ______________, 2000.



                                      CROWN MEDIA HOLDINGS, INC.



                                      ----------------------------------
                                      Name:  Judith C. Whittaker
                                      Title:  Secretary



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